Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our reports dated April 13, 2026 relating to the financial statements and financial highlights of Fidelity SAI Long-Term Treasury Bond Index Fund and Fidelity SAI U.S. Treasury Bond Index Fund, and our reports dated April 14, 2026 relating to the financial statements and financial highlights of Fidelity SAI Short-Term Treasury Bond Index Fund and Fidelity SAI Intermediate Treasury Bond Index Fund appearing on Form N-CSR of  Fidelity Salem Street Trust for the year ended February 28, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 21, 2026